EXHIBIT 99.1

Contact: Tim Davidson

tfdavids@us.ibm.com

914-844-7847

IBM ELECTS AL ZOLLAR TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., September 30, 2021 . . . The IBM (NYSE: IBM) board of directors has elected Al Zollar to the board, effective October 25, 2021.

Al Zollar, 67, a former director of Red Hat, brings deep technical knowledge and experience to the IBM board. Since 2014, he has applied his expertise as a technology investor working with cloud-based technology providers, leading providers of enterprise security solutions and other technology and software-as-a-service companies. This followed a 34-year career where he held various leadership positions in IBM's software and systems groups. He is also a member of the board of directors of Nasdaq, Bank of New York Mellon and Public Service Enterprise Group.

Arvind Krishna, IBM chairman and chief executive officer, said: “I’m incredibly pleased that Al Zollar has joined the board at this pivotal point in IBM’s growth trajectory. Al brings decades of experience as a technology manager and global investor. His deep knowledge of the technology landscape including cloud, security and software will be of immense value to IBM’s board of directors.”

Mr. Zollar received his M.A. in applied mathematics from the University of California at San Diego.

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